  Exhibit 10.1

NOTICE REGARDING
COMMERCIAL PURCHASE AND SALE AGREEMENT

THIS NOTICE REGARDING COMMERCIAL PURCHASE AND SALE AGREEMENT (this “Notice”) from MHP PURSUITS LLC, aNorth Carolina limited liability company (“Buyer”), to The ARC Investment Trust (“Seller”) as of this 10th day of September, 2019.

Seller and Buyer entered into that certain Commercial Purchase and Sale Agreement (the “Agreement”) dated August 1, 2019, for the purchase and sale of certain properties known as Paradise Gardens, Hyler Acres, Hermitage Pond, Davis Estates and Hidden Valley located in West Columbia and Lexington, South Carolina (the “Property”), such Property being more particularly described in the Agreement. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

1. Termination. This Notice shall constitute Buyer’s exercise of its right to terminate the Agreement prior to the expiration of the Due Diligence Period in accordance with Section 1k of the Agreement, and Buyer’s earnest money shall be promptly refunded to Buyer.

2. Counterparts. This Notice may be executed in several counterparts, all of which are identical and all of which counterparts together shall constitute one and the same document. This Notice may be executed by facsimile or electronic mail signature.

BUYER:	SELLER:

MHP PURSUITS LLC, a North Carolina limited liability company	/s/ Alva R. Cox

By: /s/ Adam A. Martin Name: Adam A. Martin Title: Chief Investment Officer

By: /s/ Michael Z. Anise Name: Michael Z. Anise Title: President / CFO